As filed with the Securities and Exchange Commission on November 2, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0068479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2170 Piedmont Road, N.E. Atlanta, Georgia 30324

(Address of Principal Executive Offices) (Zip Code)

Western Industries Retirement Savings Plan

(Full title of the plan)

Elizabeth B. Chandler

Vice President, General Counsel and Corporate Secretary

Atlanta, Georgia 30324

(404) 888-2000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

B. Joseph Alley, Jr., Esq.

Leah D. Braukman, Esq.

Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363

(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Rollins, Inc., a Delaware corporation (“Rollins”, the “Registrant” or the “Company”), is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2007, File No. 333-143693 (the “2007 Form S-8”), with respect to shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), thereby registered for offer pursuant to the Western Industries Retirement Savings Plan (the “Western Plan”). A total of 1,000,000 shares of Common Stock and an indeterminate amount of interests for issuance under the Western Plan were initially registered under the 2007 Form S-8.

Of the 1,000,000 shares of Common Stock registered under the Western Plan, 66,425.0067 shares of Common Stock have been issued to eligible employees of the Company under the Western Plan. Accordingly, by this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, the Registrant hereby deregisters 933,574.9933 shares of Common Stock and all interests that remain unsold under the Western Plan because its obligation to maintain effectiveness of the 2007 Form S-8 has terminated as a result of the merger of the Western Plan with and into the Rollins 401(k) Savings Plan (the “Plan”) effective November 1, 2022 (the “Plan Merger”). As a result of the Plan Merger, the Company has terminated all offerings of the Company’s securities pursuant to the 2007 Form S-8. No future issuances will be made under the Western Plan.

SIGNATURES

The Registrant

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 2, 2022.

ROLLINS, INC.

By:	/s/ Gary W. Rollins
Gary W. Rollins
Chairman and Chief Executive Officer

No other person is required to sign this Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

The Plan

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 2, 2022.

WESTERN INDUSTRIES RETIREMENT SAVINGS PLAN

By:	/s/ A. Keith Payne
A. Keith Payne
Chairman, Administrative Committee